Exhibit (a)(1)(B)

Subject:	Enphase Energy, Inc. Offer to Exchange Eligible Options for Restricted Stock Units

To:	Eligible Holders

Date:	April 3, 2017

We are pleased to announce that Enphase is commencing an Offer to Exchange Eligible Options for Restricted Stock Units (referred to as the “Exchange Offer”) today, Monday, April 3, 2017. The Exchange Offer program allows eligible employees who received certain stock option grants the opportunity to exchange those options for replacement restricted stock unit awards. The terms of the Exchange Offer are detailed in the Offer to Exchange Eligible Options for Restricted Stock Units dated April 3, 2017 (the “Offering Memorandum”) that was filed with the U.S. Securities and Exchange Commission and can be accessed at http://investor.enphase.com/sec.cfm or using the link below:

[Link to Exchange Offer]

Attached to this e-mail is the Election Form related to the Exchange Offer, which includes a listing of your Eligible Options for exchange.

You can access a Notice of Withdrawal form by using the following link: [Link to Withdrawal Form]

Please carefully read all of the documents included in the Offering Memorandum. In order to participate in the Exchange Offer, you must meet the criteria and follow the instructions set forth in the attached Election Form, including returning, as indicated in the attached document, your properly completed and signed Election Form by email to optionexchange@enphaseenergy.com, or by hand to the HR Department, so that we receive the form before 4:00 p.m., U.S. Pacific Time, on Monday, May 1, 2017.

We will be holding information sessions regarding the Exchange Offer on Tuesday, April 4 and Thursday, April 6. The meeting requests for the information sessions will be sent out on April 3.

If, after the scheduled information sessions, you have any additional questions about the Exchange Offer, you can contact me at:

Bridget Pedersen

Phone: (707) 763-4784, ext. 7458

E-Mail: optionexchange@enphaseenergy.com

However, please understand that I cannot advise you on whether or not to exchange your Eligible Options. Enphase recommends that you speak with your own financial advisor to address questions about your personal decision whether to participate in the Exchange Offer.

Thanks,

Bridget Pedersen

Director of Human Resources

2.